UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SHENGTAI PHARMACEUTICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	54-2155579
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Changda Road East, Development District,
Changle County, Shandong,P.R.C.	262400
(Address of Principal Executive Offices)	(Zip Code)

Shengtai Pharmaceutical, Inc. 2007 Stock Incentive Plan
(Full Title of Plan)

Mr. Yizhao Zhang
Changda Road East, Development District,
Changle County, Shandong, P.R.C. 262400
(Name and address of agent for service)

011-86-536-6295728
(Telephone number, including area code, of agent for service)

Copies to:

Darren Ofsink, Esq.
Guzov Ofsink, LLC.
600 Madison Avenue, 14th Floor,
New York, NY 10022

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.001 per share	660,000	$3.30 (2)	$2,178,000	$85.60
Common Stock par value $0.001 per share	1,340,000	$2.88 (3)	$3,859,200	$151.67
Total (4)	2,000,000		$6,037,200	$237.27

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Shengtai Pharmaceutical, Inc., a Delaware corporation (the “Registrant”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2) These shares are the subject of outstanding options granted under the Plan, and the proposed maximum offering price per share represents the exercise price of these options in accordance with Rule 457(h).

(3) These shares are reserved for future award grants under the Plan and the proposed maximum offering price per share is the average bid and asked price of the Registrant’s common stock as reported on the over-the-counter bulletin board on January 29, 2007 in accordance with Rule 457(h) and (c).

(4) Any shares of Common Stock covered by an award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed to register the issuance of up to 2,000,000 shares of common stock of Shengtai Pharmaceutical, Inc., par value $0.001, to certain of our eligible employees, consultants and non-employee directors as restricted stock, performance shares and other stock-based awards or upon the subsequent exercise of any stock options granted under the Shengtai Pharmaceutical, Inc. 2007 Stock Incentive Plan (the “Plan”).

This Registration Statement contains two parts.  The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) with respect to 480,000 shares of our common stock underlying stock options granted to our directors and officers pursuant to the Plan prior to the date hereof.  The second part contains information required in the registration statement pursuant to Part II of Form S-8 with respect to shares of our common stock issuable upon the exercise of stock options and grants of equity awards made under the Plan prior and subsequent to the date hereof.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act") as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the offering are available without charge by contacting:

Mr. Yizhao Zhang
Chief Financial Officer
Shengtai Pharmaceutical, Inc.
Changda Road East, Development District,
Changle County, Shandong, P.R.C. 262400
Tel No.: 011-86-536-6295728

REOFFER PROSPECTUS

The material that follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8. Pursuant to General Instruction C to Form S-8, the reoffer prospectus may be used in connection with reoffers and resales of shares that are deemed to be “control securities” or “restricted securities” acquired by the selling shareholders named in the reoffer prospectus pursuant to the Plan.

REOFFER PROSPECTUS

SHENGTAI PHARMACEUTICAL, INC.

480,000 Shares of Common Stock
(par value $0.001 per share)

 This reoffer prospectus forms a part of a registration statement, which registers an aggregate of 2,000,000 common shares issued under the Shengtai Pharmaceutical, Inc. 2007 Stock Incentive Plan (the “Plan”).
Shengtai Pharmaceutical, Inc. is referred to in this prospectus as "Shengtai,” the “Company,” “we,” “us” or “our.” The 480,000 shares covered by this prospectus are referred to as the “shares.” Persons who are issued shares are sometimes referred to as the "selling shareholders."

This prospectus covers the resale of shares by persons who are our “affiliates” within the meaning of federal securities laws. Affiliated selling shareholders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. Affiliated selling shareholders using this prospectus for resale purposes may be identified in a prospectus supplement to be filed from time-to-time. The selling shareholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the common stock. We will receive no proceeds from the sale of shares made by selling shareholders.

Our common stock currently is quoted on the Over The Counter Bulletin Board under the symbol “SGTI.OB”.

An investment in our common stock involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2008

TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements	3
Prospectus Summary	3
Overview	3
Risk Factors	4
Use of Proceeds	17
Determination of Offering Price	17
Selling Shareholders	18
Plan of Distribution	19
Description of Our Securities	20
Incorporation of Certain Information by Reference	23
Legal Matters	23
Experts	23
Where You Can Find More Information	23
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	24

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the “Company,” we," "our" and "us" refers collectively to Shengtai Pharmaceutical, Inc., a Delaware corporation and itssubsidiaries, Shengtai Holding Inc., a New Jersey Corporation, and Weifang Shengtai Pharmaceutical Co., Ltd, an entity organized under the laws of the People's Republic of China (“PRC”).

SHENGTAI PHARMACEUTICAL, INC.

Overview

Our business operations are located in the city of Weifang in the Shandong province of the PRC. We are, through our wholly-owned subsidiary, Shengtai Holding Inc. and its wholly-owned subsidiary in the PRC, Weifang Shengtai Pharmaceutical Co., Ltd, a leading manufacturer and supplier of pharmaceutical grade glucose in the PRC. We also manufacture glucose and starch products for the food and beverage industry for the Chinese market.

Our new cornstarch production facility, with the capacity to produce 240,000 tons of cornstarch a year, was fully completed at the end of October 2007. This new complex is close to our existing glucose production plant and new glucose production complex that is currently under construction.

Our new cornstarch production facility allows us to produce our own cornstarch and replace our suppliers of cornstarch. We are able to ensure the adequacy and quality of the cornstarch we use and also meet our increasing demand for quality cornstarch. Since cornstarch is produced on our premises, we are able to eliminate shipping costs to transport the cornstarch to our glucose production facility and operating costs, resulting in lower manufacturing costs. We sell excess cornstarch to our customers and the sales add to our revenues.

In addition to our pharmaceutical glucose series of products, we also produce other non medicinal product lines of glucose and starch products such as industrial glucose, syrup, starch, dextrin, maltose and maltitol, which are used for food, beverage and industrial production. Recently, we expanded our manufacturing line to include Avermectins, which is a veterinary medicine derived from glucose and sodium gluconate, a non-corrosive, non-toxic and highly pure gluconate which is gaining popularity as a chelating agent in the PRC and is widely used in pharmaceutical, construction and chemical industries.

Our production facilities have been certified by the State Drug Administration and the Ministry of Agriculture as compliant with the standards of cGMP (Good Manufacturing Practice for Drugs) for human and animal drugs; by the Beijing Sanxing 9000 Quality Certification Body as compliant with ISO9002; and by CCIC Conformity Assessment Services Co. as qualified for HACCP. ISO9002 is a set of quality standards designed to evaluate how consistently a company’s products meet customer and regulatory requirements and the likelihood that the company will enhance customer satisfaction by effective and improving operations. HACCP stands for Hazard Analysis and Critical Control Points, which is a systematic preventive approach to food and pharmaceutical safety which aims at identifying and eliminating or reducing the critical control points where risks might arise, rather than merely inspecting the finished products. The rate of quality output (output conforming to pharmaceutical-grade glucose product specifications) is maintained at 100%. We have a three-tier quality control system and a well equipped quality inspection center to ensure timely detection and then reprocessing of non-conforming products. Recently, local authorities carefully inspected our production lines and approved the quality of our equipment.

Our production lines are vertically integrated. Our production facilities are all inter-connected by an enclosed pipeline system to enhance overall production efficiency, minimize wastage of water and raw materials, and avoid production contamination. We are currently developing new production technology to recycle our waste water and byproducts. At the same time, we are improving overall production efficiency by analyzing and ameliorating inefficient production processes.

We are currently building a new glucose production complex with an expected production capacity of 150,000 tons per year, in addition to the 72,000 ton capacity of the existing glucose plant. We commenced construction in early July 2007 and anticipate that construction will be completed in the first half of calendar year 2008. The new facility will be used to produce pharmaceutical grade glucose and other value-added glucose products. We plan to equip this complex with state-of-the-art machinery and technology, and employ strict quality control standards over it. We have already ordered the machinery and equipment for the glucose production complex and are training our employees to run it.

Our domestic sales network presently covers 27 of a total 31 provinces (or province equivalent administrative district) in the PRC. We have established representative offices in 7 provinces to fortify our domestic sales network. We believe that these offices help us to better interact with our customers, reinforce our sales force and improve our corporate image.

Currently we export to customers in over sixty countries, and our international sales comprise approximately 11% of our total sales revenues.

Executive Offices

Our principal executive offices are located at Changda Road East, Development District, Changle County, Shandong, P.R.C. and our telephone number is 011-86-536-6295728. We also have offices at 45 Old Millstone Drive, Unit #6, East Windsor, NJ 08520, where our telephone number is (609) 426-8996.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks related to doing business in the People’s Republic of China

Our business operations are conducted primarily in the PRC. Because PRC laws, regulations and policies are continually changing, our PRC operations will face several risks summarized below.

Our ability to operate in the PRC may be harmed by changes in its laws and regulations

Our offices and manufacturing plants are located in the PRC and the production, sale and distribution of our products are subject to PRC rules and regulations. In particular, the manufacture and supply of pharmaceutical grade and medicinal products are subject to the PRC rules and regulations, such as the Good Practice in the Manufacturing and Quality Control of Drugs (as amended in 1998) as promulgated by the PRC State Food and Drug Administration on March 18, 1999 and the PRC Medical Products Governance Law. In addition, because we operate a cornstarch production facility which produces waste water and we are subject to the environmental rules and regulations such as the Integrated Wastewater Discharge Standard (GB8978-1996).

The PRC only recently has afforded provincial and local economic autonomy and permitted private economic activities. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy through regulation and state ownership.

Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to manufacturing, taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.

Our production and manufacturing facility is subject to PRC regulation and environmental laws. The PRC government has been active in regulating the pharmaceutical and medicinal goods industry. Our business and products are subject to government regulations mandating the use of good manufacturing practices. Changes in these laws or regulations in the PRC, or other countries we sell into, that govern or apply to our operations could have a materially adverse effect on our business. For example, the law could change so as to prohibit the use of certain chemical agents in our products. If such chemical agents are found in our products, then such a change would reduce our productivity of that product.

We are a state-licensed corporation.  If we were to lose our state-licensed status, we would no longer be able to manufacture our products in the PRC.

There is no assurance that PRC economic reforms will not adversely affect our operations in the future

As a developing nation, the PRC's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Only in recent years has the PRC economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. Although the PRC government still owns the majority of productive assets in the PRC, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.

In 1993, the Constitution of the PRC was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. The PRC government has confirmed that economic development will follow the model of a market economy. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinated to the state-owned companies, which are the mainstay of the Chinese economy. However, there can be no assurance that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of the PRC could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations. Economic reforms could either benefit or damage our operations and profitability. Some of the things that could have this effect are: (i) level of government involvement in the economy; (ii) control of foreign exchange; (iii) methods of allocating resources; (iv) international trade restrictions; and (v) international conflict.

Under the present direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises and could require us to divest ourselves of any interest we then hold in Chinese properties or businesses.

Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue these policies or that these policies may not be significantly changed, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

Because these economic reform measures may be inconsistent, ineffectual or temporary, there are no assurances that:

•	we will be able to capitalize on economic reforms;

•	the PRC government will continue its pursuit of economic reform policies;

•	the economic policies, even if pursued, will be successful;

•	economic policies will not be significantly altered from time to time; and

•	business operations in the PRC will not become subject to the risk of nationalization.

Anti-inflation measures may be ineffective or harm our ability to do business in the PRC

Since 1979, the PRC government has reformed its economic system. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within the PRC, could lead to further readjustment of the reform measures. This refining and readjustment process may instead negatively affect our operations and there is no guarantee that it will be effective.

Over the last few years, the PRC's economy has registered a high growth rate. During the past ten years, the rate of inflation in the PRC has been as high as 20.7% and as low as -2.2%. Recently, there have been indications that rates of inflation have increased. In response, the PRC government recently has taken measures to curb this excessively expansive economy. These corrective measures were designed to restrict the availability of credit or regulate growth and contain inflation. These measures have included devaluations of the PRC currency, the Renminbi (RMB), restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the PRC economy. The PRC government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. Such measures could harm the market for our products and inhibit our ability to conduct business in the PRC.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in PRC enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC’s accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with PRC accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Weifang Shengtai is a wholly foreign owned enterprise. Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are PRC registered companies, which enjoy the same status as other PRC registered companies in business-to-business dispute resolution.

Since the Articles of Association of Weifang Shengtai do not provide for the resolution of business disputes, the parties are free to proceed to either the PRC courts or if they are in agreement, to arbitration.

Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the PRC legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

In addition, some of our present and future executive officers and our directors, most notably, Mr. Qingtai Liu, Mr. Yongqiang Wang, Mr. Yizhao Zhang and Mr. Chris Wang, may be residents of the PRC and not of the United States, and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against the Company or any of these persons.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Governmental control of currency conversion may affect the value of your investment.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside the PRC or to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises like us may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in the PRC authorized to conduct foreign exchange business.

In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities and your ability to receive dividends may be affected by the foreign exchange rate between U.S. dollars and Renminbi and the PRC government’s control over the Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiary in the PRC would be reduced.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely almost entirely on revenues earned in the PRC since most of our sales occur in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. Dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. Dollar appreciates against the Renminbi, the U.S. Dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the Renminbi against the U.S. Dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. Dollar.

Recent SAFE Regulations may restrict our ability to remit profits out of the PRC as dividends

Recent PRC State Administration of Foreign Exchange ("SAFE") Regulations regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

SAFE issued a public notice ("October Notice") effective from November 1, 2005, which requires registration with SAFE by the PRC resident stockholders of any foreign holding company of a PRC entity. We are a foreign holding company of a PRC entity. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in our case. In addition, the October Notice requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if stockholder non-compliance will be considered to be a violation of the October Notice by us or otherwise affect us.

In the event that the proper procedures are not followed under the SAFE October Notice, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident stockholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

Risks related to our business

We give no assurances that any plans for future expansion will be implemented or that they will be successful.

While we have expansion plans, which include making full use of the newly built cornstarch manufacturing plant, upgrading our existing glucose manufacturing facility, building a new glucose manufacturing facility and expanding our sales overseas, there is no guarantee that such plans will be implemented or that they will be successful. These plans are subject to, among other things, their feasibility to meet the challenges we face, our ability to arrange for sufficient funding and the ability to hire qualified and capable employees to carry out these expansion plans.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

Our operating subsidiary, Weifang Shengtai, was incorporated in 1999 and our operations have been largely confined to the PRC. In addition, while we have had some experience in managing a cornstarch manufacturing facility, we may not be adequately prepared to manage and operate a larger and more modern facility.

We are in our early stages of development and face risks associated with a new company in a growth industry. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. Even if we accomplish these objectives, we may not generate positive cash flows or the profits we anticipate in the future.

Although our revenues have grown rapidly since our inception from the growing demand for our glucose products, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers' orders in time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed; and

•
anticipate and adapt to changing conditions in the dextrose monohydrate and glucose products markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion including successfully operating our new cornstarch manufacturing plant and construction of our new glucose manufacturing facility. If we are unable to anticipate and react to such risks, our business may be materially and adversely affected.

We will face a lot of competition, some of which may be from companies which may be better capitalized and more experienced than us.

We face competition from other domestic and global manufacturers and suppliers of pharmaceutical grade dextrose monohydrate and glucose. Although we view ourselves in a favorable position vis-à-vis our competition, some of the other companies that sell into our markets may be more successful than we and/or have more experience and money that we do. This additional experience and money may enable our competitors to produce more cost-effective products and market their products with more success than we are able to, which would decrease our sales. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. However, we cannot give assure you that we can successfully remain competitive. If our competitors developed a more efficient product or undertook more aggressive and costly marketing campaigns than us this could have a material adverse effect on our business, results of operations or financial condition.

A slowdown in the PRC economy may adversely affect our operations.

As all of our operations are conducted in the PRC and most of all of our revenues are generated from sales in the PRC, a slowdown or other adverse developments in the PRC economy could materially and adversely affect our customers, demand for our products and our business. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. While we believe the demand for our products is not dependent on the health of the economy, we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Our major competitors may be better able than us to successfully endure downturns in our sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced under either scenario. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the PRC economy. In 2007 the PRC central bank raised interest rates five times. Repeated rises in interest rates by the central bank would likely slow economic activity in the PRC which could, in turn, materially increase our costs and also reduce demand for our products.

A widespread health problem in the PRC could negatively affect our operations

A renewed outbreak of SARS or another widespread public health problem in the PRC, such as bird flu, where a major portion of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some offices that would adversely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Enforcement against us or our directors and officers may be difficult

Because our principal assets are located outside of the U.S. and almost all our directors and officers reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. Federal securities laws against us and our officers and some directors or to enforce a U.S. court judgment against us or them in the PRC.

In addition, our operating subsidiary is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Inadequate funding for our capital expenditure may affect our growth and profitability

Our sales revenues have increased from $19,999,826, for the fiscal year ended June 30, 2004 to $ 51,706,215 for the fiscal year ended June 30, 2007. Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations;

•	the condition of the PRC economy and the healthcare sector in the PRC;

•	conditions in relevant financial markets; and

•	relevant PRC laws regulating the same.

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms to our investors or lenders, our financial position, competitive position, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger, more modern cornstarch manufacturing plant and a bigger glucose production line. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Significant fluctuations in raw material prices may have a material adverse effect on us

We do not have any long-term supply contracts with our raw materials suppliers. Any significant fluctuation in price of our raw materials could have a material adverse effect on the manufacturing cost of our products. We are subject to market conditions and although raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us.

We may have limited options in the short-term for alternative supply if our suppliers fail for any reason, including their business failure or financial difficulties, to continue the supply of raw materials. Moreover, identifying and accessing alternative sources may increase our costs.

Although we are in the corn-producing region in the Shandong province, there is no guarantee that we will not face a shortage of corn because of some natural calamity or other reason.

We had also mitigated the risks of a shortage in cornstarch by manufacturing our own cornstarch. This will not only lower production costs and improve profit margins, it will also allow Weifang Shengtai to produce higher quality, lower-cost cornstarch. We cannot guarantee these measures will be effective in eradicating all risks attendant to the supply of raw materials. In the event our cost of materials is increased, we may have to raise prices of our products, making us less competitive price-wise.

We may not be able to adjust our product prices, especially in the short-term, to recover the costs of any increases in raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

Our success also depends in large part on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. We believe that the technology we use is not protected by any patent or intellectual property rights. As litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to the manufacturing of pharmaceutical grade products and cornstarch involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. Further, we do not have adequate product liability insurance coverage against defective products as our products are manufactured according to fairly basic formulas. Any disputes so far have been resolved through friendly negotiations. There is no guarantee that we will not be involved in any legal proceedings should such negotiations fail one day.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of management, neither the production nor the sale of our products constitute activities, or generate materials in a material manner, that requires our operation to comply with the PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We rely on Mr. Qingtai Liu, our Chief Executive Officer and President, for the management of our business, and the loss of his services may significantly harm our business and prospects.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Qingtai Liu, our Chief Executive Officer for the direction of our business. The loss of the services of Mr. Liu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Liu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Liu. We have not entered into an employment contract with Mr. Liu. We do not have key man insurance on Mr. Qingtai Liu. If Mr. Liu dies and we are unable to replace Mr. Liu for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Mr. Qingtai Liu. If one or more of our senior executives or other key personnel is/are unable or unwilling to continue in his/her/their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. With the appointment of our Chief Financial Officer, Mr. Yizhao Zhang, we hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We have inadequate insurance coverage

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Risks related to an investment in our common stock

Our Chief Executive Officer controls us through his position and stock ownership and his interests may differ from other stockholders

Our Chief Executive Officer and President, Mr. Qingtai Liu, beneficially owns approximately 41.15% of our common stock. As a result, although Mr. Liu is not the holder of a majority of the outstanding shares, Mr. Liu may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Mr. Liu's interests may differ from other stockholders.

We do not intend to pay cash dividends in the foreseeable future

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary based in the PRC, Weifang Shengtai. Our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks related to doing business in the People’s Republic of China”.

There is currently a very limited trading market for our common stock

Our common stock has been quoted on the over-the-counter Bulletin Board since January 2007. Because we were formerly a shell company, our bid and ask quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is a limited trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market. You may not be able to sell your shares due to the absence of an established trading market.

Our common stock is subject to the Penny Stock Regulations

Our common stock is, and will continue to be subject to the SEC's "penny stock" rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our current holders of common stock. We have successful registered for public resale 8,750,000 shares (as well as 4,375,000 shares issuable on exercise of the attached warrants) belonging to our investors and the availability for public resale of those shares may depress our stock price.

Also as a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities

Our failure to contribute to certain designated statutory reserve funds prevents us for paying any dividends to our shareholders and this may adversely affect the value of your investment.

Under the PRC laws, Weifang Shengtai, a PRC wholly foreign -owned enterprise, is required to set aside 10% of its net income each year to fund certain designated statutory reserve funds until such reserve balance reaches 50% of its registered capital.  These reserves are not distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issue new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.  Weifang Shengtai has not made the required contributions. As a result, Weifang Shengtai is unable to make payment of any dividends to its shareholders until such contributions have been made. We currently intend to retain all future earnings for use in the operation and expansion of our business.  However, our inability to pay dividends may adversely affect the market value of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering. If any of the selling shareholders were to exercise any options to acquire the common stock to be sold pursuant to this reoffer prospectus, we would receive the option exercise price, unless they utilize the “cashless exercise” feature, which permits option holders to reduce the number of shares received by foregoing option shares with a market value equivalent to the exercise price, resulting in no cash payment to us. As of the date of this prospectus, options to purchase 660,000 shares of our common stock have been granted under the Shengtai Pharmaceutical, Inc. 2007 Stock Incentive Plan (of which we have registered for resale 480,000 shares issuable upon exercise of such options) and options for an additional 1,340,000 shares are authorized under the Plan. We may continue to issue options and/or other stock-based awards pursuant to the Plan in the future.

The selling shareholders will receive all proceeds from sales made pursuant to this reoffer prospectus, and they will pay all expenses incurred by them for brokerage, accounting or tax services and any other expenses incurred by them in disposing of their shares.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell the common stock issued to them from time to time at prevailing market prices or privately negotiated prices.

SELLING SHAREHOLDERS

Affiliates Using Reoffer Prospectus

This prospectus permits resales of shares issued to our affiliates under the Plan. The term “affiliate” is defined under Federal securities laws and generally includes our executive officers, directors and principal security holders. Shares issued pursuant to this prospectus to our affiliates are “control" shares under Federal securities laws. The rules relating to the use of Form S-8 require us to identify those of our affiliates who will use this reoffer prospectus to resell shares they receive under the Plan. We may, by supplement to this prospectus, add additional affiliates using this prospectus for resale purposes and/or change the number of shares being resold by each affiliate.

Selling Shareholders

The following table sets forth (i) the name and position of each affiliated selling shareholder, (ii) the amount of common shares owned beneficially, directly or indirectly, by each affiliated selling shareholder, (iii) the maximum amount of shares to be offered by the affiliated selling shareholders pursuant to this prospectus, (iv) the amount of common stock to be owned by each affiliated selling shareholder following sale of the shares, and (v) the percentage of our common stock to be owned by the affiliated selling shareholder following completion of such offering, and adjusted to give effect to the issuance of shares upon the exercise of the named selling shareholder’s options, but no other person’s options or warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling shareholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling shareholders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling shareholders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Name and Position of Affiliated Selling Shareholder	Number of Shares Owned	Shares to be Offered *	Shares to be Owned After Offering	Percentage to be Owned After Offering
Qingtai Liu(1) Chief Executive Officer and director	7,966,325	200,000	7,766,325	41.15%

Yizhao Zhang (2) Chief Financial Officer	160,000	160,000	--	--

Chris Wenbing Wang (3) Director	60,000	60,000	--	--

Winfred Lee (4) Director	20,000	20,000	--	--

Changxin Li (4) Director	20,000	20,000	--	--

Yongqiang Wang (4) Director	20,000	20,000	--	--

* Consists of shares issuable upon exercise of options granted under our 2007 Stock Incentive Plan.

(1) Current ownership consists of 7,766,325 shares of common stock and 200,000 shares of common stock issuable upon exercise of 200,000 currently exercisable stock options with an exercise price of $3.30.

(2) Current ownership consists of 160,000 shares of common stock issuable upon exercise of 160,000 currently exercisable stock options with an exercise price of $3.30.

(3) Current ownership consists of 60,000 shares of common stock issuable upon exercise of 60,000 currently exercisable stock options with an exercise price of $3.30.

(4) Current ownership consists of 20,000 shares of common stock issuable upon exercise of 20,000 currently exercisable stock options with an exercise price of $3.30.

PLAN OF DISTRIBUTION

The selling shareholders may sell the common stock offered by this prospectus directly or through brokers or dealers who may act solely as agents or may acquire common stock as principals. Such sales may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers. The selling shareholders may distribute the common stock in one or more of the following methods:

•
ordinary brokers transactions, which may include long or short sales through the facilities of the Over-the-Counter Bulletin Board (if a market maker successfully applies for inclusion of our common stock in such market) or other market;

•	privately negotiated transactions;

•	transactions involving cross or block trades or otherwise on the open market;

•	sales "at the market" to or through market makers or into an existing market for the common stock;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in puts, calls, options, swaps or other derivatives (whether exchange listed or otherwise); or

•	any combination of the above, or by any other legally available means.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

The selling shareholders and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The selling shareholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, as amended, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act.  We do not know of any arrangements between the selling shareholders and any broker, dealer, or agent relating to the sale or distribution of the shares being registered.

We and the selling shareholders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

The selling shareholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

We cannot assure you that the selling shareholders will sell any of their shares of common stock.

In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell or offer the common stock unless the holder registers the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However each selling shareholder is responsible for paying any discounts, commissions and similar selling expenses they incur.

DESCRIPTION OF OUR SECURITIES

The following is a summary description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and By-laws, as amended, and by provisions to the Delaware law.

General

We are authorized to issue 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. The following is a summary of the material terms of the common stock and preferred stock as well as the outstanding warrants.

Common Stock

As of January 22, 2008 there were 19,069,805 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, $.001 par value per share. 4,000,000 of these shares are "blank check" preferred stock. The Board of Directors is authorized to provide for the issuance of these unissued and undesignated "blank check" shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof.

Series A Preferred Stock: We have designated 1,000,000 shares of our preferred stock as Series A Preferred Stock of which none are currently outstanding. The Series A Preferred Stock have the following rights: (i) holders of Series A Preferred Stock, in preference to the holders of common stock shall be entitled to receive cash dividends at a rate of 8% of the Series A Preferred issue price. Such dividends are non-cumulative and payable when, as and if declared by our board of directors; (ii) holders of Series A Preferred Stock vote together as a single class with holders of common stock, with each share of Series A Preferred Stock being entitled to cast a number of votes equal to the number of shares of common stock into which it is convertible, which is 2.5 as of the date hereof; (iii) in addition to certain automatic conversion provisions, which go in effect upon the closing of a public offering, which provides gross proceeds in excess of $5,000,000 to us, the Series A Preferred Stock is convertible at any time at the option of the holders thereof, at the rate of 2.5 shares of common stock (subject to adjustment for certain dilutive issuances) for each share of Series A Preferred Stock; and (iv) holders of Series A Preferred Stock will, upon our liquidation, dissolution or winding-up, in preference to the holders of common stock, be entitled to receive an amount equal to the issue price per share of Series A Preferred Stock.

Warrants

Set forth below is a description of our outstanding warrants to purchase a total of 4,475,000 shares of our common stock.

On May 15, 2007 we issued to certain investors under a share purchase agreement warrants to purchase a total of 4,475,000 shares of our common stock. The warrants expire on May 15, 2012 and have an exercise price of $2.60 per share, as adjusted. We may force the holders of all warrants to exercise all, or the remaining portion of, any warrants outstanding and unexercised at the exercise price of $2.60 in the event (i) the “volume weighted average price’ of our common stock equals or exceeds $8.00 per share during any twenty (20) consecutive trading days and (ii) all shares for which the warrant is exercisable are registered for resale by the holder of the warrant.

On May 15, 2007, we issued to Chinamerica Fund, L.P. 75,000 warrants and to Jeff Jenson 25,000 warrants to compensate the former as lead investor and the latter in assisting in providing the shell in the May 15, 2007 private placement. These warrants have an exercise price of $0.01 per share and a term of five years.

As part of their consideration for acting as placement agent for the May 15, 2007 private placement Brill Securities, Inc. is entitled to receive five year warrants to purchase 109,375 shares of common stock at an exercise price of $2.60 per share, as adjusted. These warrants have the same terms as the warrants issued to the investors in the May 15, 2007 private placement.

Anti-takeover provisions

As discussed above, our board of directors can issue up to 4,000,000 shares of "blank check" preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control. The issuance of such "blank check" preferred stock could be used to discourage a transaction involving an actual or potential change in control of us or our management, including a transaction in which our stockholders might otherwise receive a premium for their shares over then current prices.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person became an interested stockholder, unless: (i) prior to the date a person becomes an interested stockholder, the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers of the corporation and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 % of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL defines a "business combination" to include any of the following: (i) any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the corporation's assets involving the interested stockholder; (iii) in general, any transaction that results in the issuance or transfer by the corporation of any of its stock of any class or series to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of its stock of any class or series owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as: (i) any person who owns 15% or more of a corporation's outstanding voting stock; (ii) any person associated or affiliated with the corporation, who owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's outstanding voting stock; or (iii) the affiliates and associates of any such person.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might result in a premium over the market price of our common stock.

Transfer Agent

The transfer agent for our common shares is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117 Phone: (801)272-9294, Fax: (801)277-3147.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents and information heretofore filed with the Commission by us are incorporated herein by reference in this registration statement:

(a)         Our latest Annual Report on Form 10-K for our fiscal year ended June 30, 2007 filed on September 28, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Our latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission on November 14, 2007, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The description of our common stock contained in our Registration Statement on Form 10-SB, filed pursuant to Section 12 of the Exchange Act on September 26, 2005 and Amendment No. 1 to the Registration Statement on Form 10-SB/A filed on October 25, 2005.

All documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock offered under this prospectus.

EXPERTS

Moore Stephens Wurth Frazer and Torbet LLP, our registered independent certified public accounting firm located at 1199 South Fairway Drive, Suite 200, Walnut, CA 91789, have audited the financial statements of Shengtai Pharmaceutical, Inc. and subsidiaries included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law. Its bylaws further provide that we may modify the extent of such indemnification by individual contracts with its directors and officers.

The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director and officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The Company has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is it aware of any threatened litigation that may result in claims for indemnification.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by us are incorporated herein by reference in this registration statement:

(a) Our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 filed on September 28, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Our quarterly report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission on November 14, 2007, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The description of the Registrant’s Common Stock contained in our Registration Statement on Form 10-SB, filed pursuant to Section 12 of the Exchange Act on September 26, 2005 and Amendment No. 1 to the Registration Statement on Form 10-SB/A filed on October 25, 2005.

All documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law. Its bylaws further provide that we may modify the extent of such indemnification by individual contracts with its directors and officers.

The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director and officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The Company has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is it aware of any threatened litigation that may result in claims for indemnification.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

Exhibit No.	Description

4.1	Shengtai Pharmaceutical, Inc. 2007 Stock Incentive Plan.

5.1	Opinion of Guzov Ofsink, LLC with respect to the legality of the common stock registered hereby.

23.1	Consent of Guzov Ofsink LLC (contained in its opinion filed herewith in Exhibit 5.1)

23.2	Consent of Moore Stephens Wurth Frazer and Torbet, LLP.

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weifang, the People’s Republic of China, on this 29th day of January 2008.

SHENGTAI PHARMACEUTICAL, INC.

By: /s/ Qingtai Liu
Qingtai Liu
Chief Executive Officer

By: /s/ Yizhao Zhang
Yizhao Zhang
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Qingtai Liu
Qingtai Liu
Director

By: /s/ Yongqiang Wang
Yongqiang Wang
Director

By: /s/ Chris W. Wang
Chris W. Wang
Director

By: /s/ Changxin Li
Changxin Li
Director

By: /s/ Winfred Lee
Winfred Lee
Director